EXHIBIT 99.1
PRESS RELEASE
US $

Resolute Reports Preliminary First Quarter 2022 Results
•Q1 GAAP net income of $210 million / $2.68 per diluted share
•Adjusted EBITDA of $270 million
•Net debt at $140 million / liquidity at $1.1 billion at quarter-end
•Acquisition of remaining 50% equity interest in Resolute-LP engineered wood partnership and Abitibi cogeneration facility
•Achieved 30% GHG emissions reduction target compared to 2015 levels
MONTRÉAL, CANADA, March 5, 2022 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income for the quarter ended March 31 of $210 million, or $2.68 per diluted share, compared to net income of $87 million, or $1.06 per diluted share, in the same period in 2021. Sales were $945 million in the quarter, an increase of $72 million from the year-ago period. Excluding special items, the company reported net income of $177 million, or $2.26 per diluted share, compared to net income of $119 million, or $1.45 per diluted share, in the first quarter of 2021.
“We further strengthened the balance sheet with significant cash generation and improved the competitiveness of our business with two tuck-in acquisitions,” said Remi G. Lalonde, president and chief executive officer. “Our earnings and cash position reflect favorable pricing momentum in all of our segments, but the transportation network improvements were slower than expected, which led to lower sales volume and higher inventory levels. With our strong balance sheet and liquidity well over $1 billion, we benefit from enhanced flexibility to generate long-term value for shareholders and to drive sustainable economic activity in the communities where we operate.”
Mr. Lalonde added: “I am also pleased to confirm we surpassed our 30% absolute greenhouse gas emissions (scope 1 and 2) reduction target, cutting them by 34% compared to 2015 levels.”
Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.
Quarterly Operating Income Variance Against Prior Period
Consolidated
The company reported operating income of $235 million in the quarter, compared to an operating loss of $101 million in the fourth quarter. The improvement reflects higher selling prices in all segments ($206 million) and the net favorable impact of the indefinite idling of pulp and paper operations at the Calhoun (Tennessee) mill ($7 million). This was partially offset by lower shipments as a result of logistics constraints ($29 million), as well as higher fiber ($25 million) and freight expenses ($8 million). The company recorded lower selling, general and administrative expenses ($7 million), mainly due to lower share-based compensation expenses in the quarter. The prior quarter results were unfavorably affected by charges related to the indefinite idling of pulp and paper operations at the Calhoun mill ($171 million).
Segment Operating Income Variance
Wood Products
The wood products segment generated operating income of $219 million in the quarter, a $137 million improvement from the previous quarter. The average transaction price rose to $1,022 per thousand board feet, an increase of $410 per thousand board feet, or 67%, from the previous quarter. Production increased by nearly 50 million board feet in the quarter, including improved productivity and the new I-joist capacity, but shipments were 86 million board feet lower as a result of limited rail car and truck availability. This pushed finished goods inventory up by 97 million board feet, to 223 million board feet. The operating cost per unit (or, the “delivered cost”) rose by $77 per thousand board feet, or 17%, mainly reflecting higher log costs due to stumpage fees and harvesting expenses. EBITDA in the segment improved by $138 million, to $230 million.

Market Pulp
The market pulp segment recorded operating income of $22 million in the first quarter, $3 million higher than in the prior quarter. The average transaction price increased by $9 per metric ton, or 1%, and the delivered cost fell by $8 per metric ton. Shipments were 28,000 metric tons lower, due to the capacity curtailment at the Calhoun mill and logistics constraints, which resulted in an increase in finished goods inventory of 23,000 metric tons. EBITDA in the segment improved by $1 million, to $26 million.
Tissue
The tissue segment incurred an operating loss of $9 million in the quarter, compared to an operating loss of $6 million in the fourth quarter. The average transaction price increased by $47 per short ton, or 2%, due to better product mix, and shipments rose by 1,000 short tons. The delivered cost increased by $141 per short ton, or 7%, mostly due to higher pulp prices, including the loss of pulp integration with the pulp capacity curtailment at the Calhoun mill. Finished goods inventory was unchanged at 6,000 short tons. EBITDA in the segment fell by $3 million, to negative $4 million.
Paper
The paper segment recorded operating income of $25 million in the quarter, an improvement of $29 million over the previous quarter. The average transaction price rose by $37 per metric ton, or 5%, due to favorable market conditions in all grades. Shipments slipped by 22,000 metric tons with the capacity curtailment at the Calhoun mill. The delivered cost decreased by $47 per metric ton, or 6%, due to lower overall operating costs following the curtailment in Calhoun, partly offset by higher freight costs. Finished goods inventory remained elevated at 85,000 metric tons, as a result of limited rail car and truck availability. Quarter-over-quarter segment EBITDA improved by $22 million, to $34 million.
Consolidated Quarterly Operating Income Variance Against Year-Ago Period
The operating income in the first quarter was $58 million higher than in the first quarter of 2021. The improvement reflects higher selling prices in all segments ($163 million) and the net favorable impact of the indefinite idling of pulp and paper operations at the Calhoun mill ($13 million), partly offset by lower shipments as a result of logistics constraints ($33 million).
The variance also reflects an increase in manufacturing costs ($85 million) due to higher fiber costs ($45 million), mainly due to stumpage and harvesting expenses, as well as higher power, chemical and maintenance expenses ($34 million). Freight costs increased by $16 million due to continued logistics constraints, higher shipping rates and fuel costs. Selling, general and administrative expenses decreased by $9 million on lower share-based compensation expenses.
Corporate, Cash and Liquidity
The company generated $147 million of cash from operating activities in the quarter and built $67 million of inventory, mainly as a result of logistics constraints and the seasonal build-up of logs ahead of the spring break-up. It invested $13 million, net, in fixed assets.
In the quarter, the company expanded its presence in the growing and attractive wood products segment by acquiring the 50% equity interests it did not already own in Resolute-LP Engineered Wood Larouche Inc. and Resolute-LP Engineered Wood St-Prime Limited Partnership located in Quebec. Consideration for the transaction was $50 million in cash, net of cash acquired and working capital adjustments.
The company’s liquidity at quarter-end was $1.1 billion, and the leverage ratio fell to 0.1x on a net debt to last-twelve-months adjusted EBITDA basis.
On April 6, Moody’s announced a credit rating upgrade to Ba3 from B1 with a stable outlook, as a result of the company’s improved financial performance and leverage.
By quarter-end, the company recorded cumulative softwood lumber duty deposits of $440 million on the balance sheet, including $43 million paid in the quarter.

Outlook
“The underlying fundamentals for building materials remain positive, but we are mindful of inflationary pressure and rising interest rates, which could affect pricing and margins. With our network of high-quality pulp and paper assets and structural advantages, such as fiber integration and embedded power generation, we are well-positioned to grow margins in a rising price environment. We continue to work hard to adapt to challenges in the transportation network, and we expect to gradually normalize inventory levels in the second half of the year,” added Mr. Lalonde.
Earnings Conference Call
The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (888) 550-7724 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website. A phone replay will also be available until May 19, 2022, by dialing (800) 770-2030, conference number 2946857.
Description of Special Items

Special items	First quarter
(in millions)	2022	2021
Closure costs, impairment and other related charges	$4	$3
Net gain on disposition of assets	(1)	—
Non-operating pension and other postretirement benefit costs (credits)	7	(2)
Other (income) expense, net	(45)	45
Income tax effect of special items	2	(14)
Total	$(33)	$32

Cautionary Statements Regarding Forward-Looking Information
Statements in this press release, the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. (with its subsidiaries, "we," "our," "us" or the "company") are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our business and operating outlook; assessment of market conditions; growth strategies and prospects; future pension obligations; the impact on our future business results of the price volatility of our products, the logistics and the transportation network constraints, and the levels of inventory; the estimated expenditures relating to the indefinite idling of the pulp and paper operations at Calhoun; our efforts and initiatives to increase revenues and profitability as well as our strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “continue,” “improve,” “grow,” “generate,” “drive,” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.
The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs, and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause our actual future financial condition, results of operations, and performance to differ materially from those expressed or implied in this press release, earnings conference call and webcast referred to above include, but are not limited to, the impact of: the COVID-19 pandemic on our business and resulting economic conditions; developments in non-print media, including changes in consumer habits, and the effectiveness of our responses to these developments; intense competition in the forest products industry; any inability to offer products certified to globally recognized forestry management and chain of custody standards; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses or to realize the anticipated benefits of acquisitions or divestitures or other strategic transactions or projects, including loss of synergies following business divestitures; uncertainty or changes in political or economic conditions in the U.S., Canada or other countries in which we sell our products, including the effects of pandemics; global economic and political conditions; the highly cyclical nature of the forest products industry; any difficulties in obtaining timber or wood fiber at favorable prices, or at all; impacts of inflation on the price of goods and services, including changes in the cost of purchased energy and other raw materials; any loss of important customers; physical, financial, regulatory, transitional and litigation risks associated with global, regional, and local weather conditions, and climate change; financial, litigation, liability and reputational risks associated with ESG reporting; any disruption in operations or increased labor costs due to labor disputes or occupational health and safety issues; difficulties in our employee relations or in employee attraction or retention, and workforce shortages; disruptions to our supply chain, operations, or the delivery of our products, including due to public health epidemics and workforce shortages; disruptions to our information technology systems including cybersecurity and privacy incidents; risks related to the operation and transition of legacy system applications; negative publicity, even if unjustified; currency fluctuations; any increase in the level of required contributions to our pension plans, including as a result of any increase in the amount by which they are underfunded; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; the terms of our outstanding indebtedness, which could restrict our current and future operations; increases of interest rates and changes relating to the London Interbank Offered Rate (or, the “LIBOR”), which could impact our borrowings under our credit facilities; losses that are not covered by insurance; any additional closure costs and long-lived asset impairment or goodwill impairment or accelerated depreciation charges; any need to record additional valuation allowances against our recorded deferred income tax assets or any limitation of our use of certain tax attributes; our exports from one country to another country becoming or remaining subject to duties, cash deposit requirements, border taxes, quotas, or other trade remedies or restrictions; countervailing and anti-dumping duties on imports to the U.S. of the vast majority of our softwood lumber products produced at our Canadian sawmills; any failure to comply with laws or regulations generally; any additional environmental or health and safety liabilities; any violation of trade laws, export controls, or other laws relating to our international sales and operations; adverse outcomes of legal proceedings, claims and governmental inquiries, investigations, and other disputes in which we are involved; the actions of holders of a significant percentage of our common stock; and the potential risks and uncertainties set forth under Part I, Item 1A, “Risk Factors,” of our annual report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (or, the “SEC”) on March 1, 2022.
All forward-looking statements in this press release, the earnings conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred above and in the company’s other filings with the SEC and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products
Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products and papers, which are marketed in over 60 countries. The company owns or operates some 40 facilities, as well as power generation assets, in the United States and Canada. Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.
Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit www.resolutefp.com for more information.

Contacts
Investors
Marianne Limoges
Treasurer and Vice President,
Investor Relations
514 394-2217
ir@resolutefp.com

Media and Others
Seth Kursman
Vice President, Corporate Communications,
Sustainability and Government Affairs
514 394-2398
seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions of U.S. dollars, except per share amounts)

	Three Months Ended March 31,
	2022	2021
Sales	$945	$873
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	547	522
Depreciation and amortization	32	41
Distribution costs	92	84
Selling, general and administration expenses	36	46
Closure costs, impairment and other related charges	4	3
Net gain on disposition of assets	(1)	—
Operating income	235	177
Interest expense	(5)	(6)
Non-operating pension and other postretirement benefit (costs) credits	(7)	2
Other income (expense), net (2)	45	(45)
Income before income taxes	268	128
Income tax provision	(58)	(40)
Net income including noncontrolling interest	210	88
Net income attributable to noncontrolling interest	—	(1)
Net income attributable to Resolute Forest Products Inc.	$210	$87
Net income per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$2.71	$1.07
Diluted	$2.68	$1.06
Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	77.4	81.2
Diluted	78.2	81.9
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions of U.S. dollars)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$162	$112
Accounts receivable, net:
Trade	301	257
Other	56	56
Inventories, net	595	510
Other current assets	55	54
Total current assets	1,169	989
Fixed assets, net	1,261	1,270
Amortizable intangible assets, net	56	57
Goodwill (1)	104	31
Deferred income tax assets	600	653
Operating lease right-of-use assets	58	54
Other assets	516	484
Total assets	$3,764	$3,538
Liabilities and equity
Current liabilities:
Accounts payable and other	$442	$421
Current portion of long-term debt	2	2
Current portion of operating lease liabilities	8	8
Total current liabilities	452	431
Long-term debt, net of current portion	300	300
Pension and other postretirement benefit obligations	1,124	1,151
Operations lease liabilities, net of current portion	55	51
Other liabilities	81	88
Total liabilities	2,012	2,021
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,808	3,807
Deficit	(799)	(1,009)
Accumulated other comprehensive loss	(1,036)	(1,062)
Treasury stock at cost	(224)	(222)
Total Resolute Forest Products Inc. shareholders’ equity	1,749	1,514
Noncontrolling interest	3	3
Total equity	1,752	1,517
Total liabilities and equity	$3,764	$3,538
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions of U.S. dollars)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net income including noncontrolling interest	$210	$88
Adjustments to reconcile net income including noncontrolling interest to net cash provided by operating activities:
Share-based compensation	2	2
Depreciation and amortization	32	41
Closure costs, impairment and other related charges	(2)	—
Deferred income taxes	56	40
Net pension contributions and other postretirement benefit payments	(8)	(23)
Gain on previously-held equity investments (1)	(41)	—
Net gain on disposition of assets	(1)	—
Gain on translation of foreign currency denominated deferred income taxes	(6)	(12)
Loss on translation of foreign currency denominated pension and other postretirement benefit obligations	9	16
(Gain) loss on commodity contracts	(2)	14
Net planned major maintenance amortization (payments)	7	(3)
Changes in working capital:
Accounts receivable	(36)	(51)
Inventories	(67)	(50)
Other current assets	(7)	—
Accounts payable and other	13	2
Other, net	(12)	10
Net cash provided by operating activities	147	74
Cash flows from investing activities:
Cash invested in fixed assets	(13)	(14)
Acquisition of business, net of cash acquired (1)	(43)	—
Disposition of assets	4	—
Increase in countervailing and anti-dumping duty cash deposits on softwood lumber	(43)	(32)
Other investing activities, net	—	3
Net cash used in investing activities	(95)	(43)
Cash flows from financing activities:
Issuance of long-term debt	—	300
Repayments of debt	—	(376)
Purchases of treasury stock (3)	(2)	(17)
Payments of financing fees	—	(6)
Net cash used in financing activities	(2)	(99)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash	—	—
Net increase (decrease) in cash and cash equivalents, and restricted cash	$50	$(68)
Cash and cash equivalents, and restricted cash:
Beginning of period	$152	$159
End of period	$202	$91
Cash and cash equivalents, and restricted cash at end of period:
Cash and cash equivalents	$162	$33
Restricted cash (included in “Other current assets”)	$—	$18
Restricted cash (included in “Other assets)	$40	$40
See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS
A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended March 31, 2022	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$235	$210	$2.68
Adjustments for special items:
Closure costs, impairment and other related charges	4	4	0.05
Net gain on disposition of assets	(1)	(1)	(0.01)
Non-operating pension and other postretirement benefit costs	—	7	0.09
Other income, net	—	(45)	(0.58)
Income tax effect of special items	—	2	0.03
Adjusted for special items	$238	$177	$2.26

Three months ended March 31, 2021	Operating income	Net income	EPS
(Unaudited, in millions of U.S. dollars, except per share amounts)
GAAP, as reported	$177	$87	$1.06
Adjustments for special items:
Closure costs, impairment and other related charges	3	3	0.03
Non-operating pension and other postretirement benefit credits	—	(2)	(0.02)
Other expense, net	—	45	0.55
Income tax effect of special items	—	(14)	(0.17)
Adjusted for special items	$180	$119	$1.45

RESOLUTE FOREST PRODUCTS INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
A reconciliation of our net income including noncontrolling interest to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended March 31, 2022	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$22	$(9)	$219	$25	$(47)	$210
Interest expense					5	5
Income tax provision					58	58
Depreciation and amortization	4	5	11	9	3	32
EBITDA	$26	$(4)	$230	$34	$19	$305
Closure costs, impairment and other related charges					4	4
Net gain on disposition of assets					(1)	(1)
Non-operating pension and other postretirement benefit costs					7	7
Other income, net					(45)	(45)
Adjusted EBITDA	$26	$(4)	$230	$34	$(16)	$270

Three months ended March 31, 2021	Market pulp	Tissue	Wood products	Paper	Corporate and other	Total
(Unaudited, in millions of U.S. dollars)
Net income (loss) including noncontrolling interest	$4	$(2)	$221	$(24)	$(111)	$88
Interest expense					6	6
Income tax provision					40	40
Depreciation and amortization	6	5	11	15	4	41
EBITDA	$10	$3	$232	$(9)	$(61)	$175
Closure costs, impairment and other related charges					3	3
Non-operating pension and other postretirement benefit credits					(2)	(2)
Other expense, net					45	45
Adjusted EBITDA	$10	$3	$232	$(9)	$(15)	$221

RESOLUTE FOREST PRODUCTS INC.
Notes to the Unaudited Consolidated Financial Statement Information
1.On March 4, 2022 (or, the “Acquisition Date”), we acquired control of Resolute-LP Engineered Wood Larouche Inc. and Resolute-LP Engineered Wood St-Prime Limited Partnership (or, “Larouche and St-Prime”) that were previously held as 50% owned joint ventures by acquiring the remaining 50% equity interests from Louisiana-Pacific Canada Ltd., a wholly-owned subsidiary of Louisiana-Pacific Corporation, for a cash consideration of $51 million (including $1 million of working capital adjustment, and net of cash acquired of $8 million), subject to post-closing adjustments. Larouche and St-Prime, which are engineered wood product facilities located in Quebec, produce I-joists for the construction industry. This acquisition solidifies our presence in the engineered wood product segment.
We accounted for the acquisition of Larouche and St-Prime as a business combination in accordance with the acquisition method of accounting. The preliminary purchase price allocation resulted in the recognition of an amount of goodwill of $73 million. The allocation process of assets acquired and liabilities assumed is ongoing and, as a result, the value allocated to goodwill could change significantly.
At the Acquisition Date, our previously-held equity investments of $18 million were remeasured at a fair value of $59 million, which resulted in a gain of $41 million. The gain was recorded in “Other income (expense), net” in our Consolidated Statements of Operations for the three months ended March 31, 2022.
2.    Other income (expense), net for the three months ended March 31, 2022 and 2021, was comprised of the following:

	Three Months Ended March 31,
(Unaudited, in millions)	2022	2021
Foreign exchange loss	$(3)	$(5)
Gain (loss) on commodity contracts (1)	2	(37)
Income from equity method investments (2)	6	—
Gain on previously-held equity investments (see Note 1 above)	41	—
Miscellaneous expense	(1)	(3)
	$45	$(45)
(1)    For the three months ended March 31, 2021, the loss was principally related to lumber futures contracts, of which a $14 million loss was unrealized; none of these contracts were outstanding as of March 31, 2022.
(2)Principally related to the equity investment in Larouche and St-Prime in which we acquired a controlling interest during the quarter.
3.    On December 7, 2021, we announced a new share repurchase program, authorized by our board of directors, of up to ten million shares of our common stock or $100 million, whichever occurs first. During the three months ended March 31, 2022, we repurchased 125,482 shares at an average price of $11.34 for a total of $2 million.
On March 2, 2020, our board of directors authorized a share repurchase program of up to 15% of our common stock, for an aggregate consideration of up to $100 million. During the three months ended March 31, 2021, we repurchased 1.7 million shares at an average price of $9.50 for a total of $17 million. This share repurchase program was completed in December 2021.

RESOLUTE FOREST PRODUCTS INC.
Note to the Reconciliations of Non-GAAP Measures
1.Operating income (loss), net income (loss) and net income (loss) per share (or, “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization (or, “EBITDA”), and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products and paper) in accordance with the Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles (or, “GAAP”).
We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our Consolidated Statements of Operations, adjusted for items such as closure costs, impairment and other related charges and gains or losses on disposition of assets, that are excluded from our segment’s performance from GAAP operating income (loss).
We calculate net income (loss), as adjusted for special items, as net income (loss) from our Consolidated Statements of Operations, adjusted for the same special items applied to operating income (loss), in addition to non-operating pension and other postretirement benefit costs and credits, other income and expense, net, and the income tax effect of special items.
EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.
EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. Net income (loss) including non-controlling interest is equal to operating income (loss) for the segments. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interest from the Consolidated Statements of Operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.
Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).
We define net debt as total debt less cash and cash equivalents.
Liquidity is calculated as cash and cash equivalents from our Consolidated Balance Sheets, and availability under our credit facilities.
We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to compare our operations and financial performance from period to period. Operating income (loss), net income (loss), and EPS, in each case as adjusted for special items, as well as EBITDA, adjusted EBITDA, and EBITDA margin are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our Consolidated Statements of Operations in our filings with the Securities and Exchange Commission.